Exhibit 99.1

VMware Reports Fourth Quarter and Fiscal Year 2018 Results

Record annual revenue of $7.92 billion, increasing 12% year-over year

Q4 revenue of $2.31 billion, increasing 14% year-over-year

PALO ALTO, Calif., March 1, 2018—VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced financial results for the fourth quarter and full fiscal year 2018:

Quarterly Review

•	Revenue for the fourth quarter was $2.31 billion, an increase of 14% from the fourth quarter of 2016.

•	License revenue for the fourth quarter was $1.07 billion, an increase of 20% from the fourth quarter of 2016.

•	GAAP net loss for the fourth quarter was $440 million, or $1.09 per diluted share, compared to GAAP net income of $441 million, or $1.04 per diluted share, for the fourth quarter of 2016. GAAP results include an estimated net tax expense recognized in connection with the enactment of the Tax Cuts and Jobs Act of $970 million. An estimated $800 million of this tax relates to the international portion of our earnings, and an estimated $167 million of this tax relates to the re-measurement of deferred taxes using lower U.S. tax rates. Non-GAAP net income for the quarter was $691 million, or $1.68 per diluted share, up 18% per diluted share compared to $597 million, or $1.43 per diluted share, for the fourth quarter of 2016.

•	GAAP operating income for the fourth quarter was $648 million, an increase of 19% from the fourth quarter of 2016. Non-GAAP operating income for the fourth quarter was $862 million, an increase of 15% from the fourth quarter of 2016.

•	Operating cash flows for the fourth quarter were $847 million. Free cash flows for the quarter were $748 million.

•	Total revenue plus sequential change in total unearned revenue grew 14% year-over-year.

•	License revenue plus sequential change in unearned license revenue grew 13% year-over-year.

Annual Review

•	Revenue for fiscal year 2018 was $7.92 billion, an increase of 12% from 2016.

•	License revenue for fiscal year 2018 was $3.19 billion, an increase of 14% from 2016.

•	GAAP net income for fiscal year 2018 was $570 million, or $1.38 per diluted share, compared to $1.19 billion, or $2.78 per diluted share, for 2016. GAAP results include an estimated net tax expense recognized in connection with the enactment of the Tax Cuts and Jobs Act of $970 million. An estimated $800 million of this tax relates to the international portion of our earnings, and an estimated $167 million of this tax relates to the re-measurement of deferred taxes using lower U.S. tax rates. Non-GAAP net income for the year was $2.15 billion, or $5.19 per diluted share, up 18% per diluted share compared to $1.86 billion, or $4.39 per diluted share, for 2016.

•	GAAP operating income for fiscal year 2018 was $1.69 billion, an increase of 17% from 2016. Non-GAAP operating income for the year was $2.63 billion, an increase of 15% from 2016.

•	Operating cash flows for fiscal year 2018 were $3.21 billion. Free cash flows for the year were $2.95 billion.

•	Cash, cash equivalents and short-term investments were $11.65 billion, and unearned revenue was $6.25 billion as of February 2, 2018.

“Our strong Q4 and terrific fiscal year 2018 results demonstrate the power of our broad-based portfolio and a strategy that continues to resonate, resulting in strong customer momentum,” commented Pat Gelsinger, chief executive officer, VMware. “As we celebrate our twentieth anniversary this year, we remain committed to delivering breakthrough software innovation that drives customer success.”

“Q4 closed a strong fiscal year 2018 for VMware,” said Zane Rowe, executive vice president and chief financial officer, VMware. “We achieved $7.9 billion in revenue and operating cash flows of over $3.2 billion for the year, while continuing to invest in products and services to drive future growth.”

Recent Highlights & Strategic Announcements

•	VMware announced expanded availability of VMware Cloud on AWS to include the AWS U.S. East (N. Virginia) region in addition to the U.S. West (Oregon) region. VMware and AWS also introduced additional VMware capabilities and support for VMware Site Recovery and VMware vMotion, making it even easier for customers to move, run and protect mission-critical applications at scale.

•	VMware completed its acquisition of VeloCloud Networks. This industry-leading, cloud-delivered SD-WAN solution is now a part of VMware’s growing software-based networking portfolio. The acquisition of VeloCloud significantly advances the company’s strategy of enabling customers to run, manage, connect and secure any application on any cloud to any device.

•	VMware introduced VMware Cloud Foundation 2.3, the latest release of its integrated hybrid cloud platform. VMware Cloud Foundation 2.3 introduces integrated cloud management platform (CMP) capabilities that provide customers with a simplified path to building a hybrid cloud, based on consistent infrastructure and operations.

•	In February, VMware and Pivotal announced the general availability of Pivotal Container Service (PKS). PKS is a Kubernetes-based container service designed to meet the needs of operators and developers by providing native Kubernetes combined with advanced day-1 and day-2 capabilities needed to run Kubernetes at scale in production.

•	VMware has been positioned in the Leaders quadrant of Gartner, Inc.’s February 2018 Magic Quadrant for Hyperconverged Infrastructure.(1)

•	VMware has been positioned as a leader in The Forrester Wave™: Enterprise Mobility Management, Q4 2017, evaluating enterprise mobility management (EMM) vendors.(2) The company was also named a leader in the “IDC MarketScape: Worldwide Enterprise Mobility Management Software for Ruggedized/IoT Device Deployments 2017 Vendor Assessment.”(3)

•	VMware announced the general availability of VMware Pulse IoT Center, the first solution in a new family of VMware Internet of Things (IoT) offerings. VMware Pulse IoT Center is an enterprise grade, IoT device management and monitoring solution that helps Information Technology and Operational Technology organizations to onboard, manage, monitor and secure their IoT use cases from the edge to the cloud.

The company will host a conference call today at 2:00 p.m. PT/ 5:00 p.m. ET to review financial results and business outlook. A live web broadcast of the event will be available on the VMware investor relations website at http://ir.vmware.com. Slides will accompany the web broadcast. The replay of the webcast and slides will be available on the website for two months. In addition, six quarters of historical data for unearned revenue that include year-over-year comparisons will also be made available at http://ir.vmware.com in conjunction with the conference call.

# # #

Revised Fiscal Calendar—Year-over-Year Comparisons of Quarterly Results and Sequential Change in Unearned Revenue Balances

VMware revised its fiscal calendar effective January 1, 2017. VMware’s first fiscal year under its revised fiscal calendar began on February 4, 2017 and ended February 2, 2018 (FY2018). The period from January 1, 2017 through February 3, 2017 was recorded as a transition period and was first reported as a separate period in VMware’s Form 10-Q filing for the first quarter of fiscal 2018 and will be reported as a separate period in VMware’s Form 10-K filing for the fiscal year ended February 2, 2018.

Year-over-year comparisons of quarterly financial results included in this press release and the attached financial tables compare results for VMware’s fiscal 2018 fourth quarter (November 4, 2017 through February 2, 2018) to VMware’s fiscal 2016 fourth quarter (October 1, 2016 through December 31, 2016), and VMware’s full fiscal year 2018 (February 4, 2017 through February 2, 2018) to VMware’s full fiscal year 2016 (January 1, 2016 through December 31, 2016). Sequential changes in total unearned revenue and unearned license revenue for the fourth quarter of FY2018 compare VMware’s total unearned revenue and unearned license revenue balances as of November 3, 2017, the last day of the VMware’s FY2018 third quarter, to the respective balances as of February 2, 2018, the last day of VMware’s FY2018 fourth quarter.

About VMware

VMware software powers the world’s most complex digital infrastructure. The company’s compute, cloud, mobility, networking and security offerings provide a dynamic and efficient digital foundation to over 500,000 customers globally, aided by an ecosystem of 75,000 partners. Headquartered in Palo Alto, California, this year VMware celebrates twenty years of breakthrough innovation benefiting business and society. For more information please visit https://www.vmware.com/company.html.

Additional Information

VMware’s website is located at www.vmware.com, and its investor relations website is located at http://ir.vmware.com. VMware’s goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about VMware, all of which is made available free of charge. The additional information includes materials that VMware files with the SEC; announcements of investor conferences and events at which its executives talk about its products, services and competitive strategies; webcasts of its quarterly earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on its financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; and other news, blogs and announcements that VMware may post from time to time that investors may find useful or interesting.

VMware, VMware Cloud, VMware Site Recovery Manager, vMotion, VeloCloud, VMware Cloud Foundation, Pulse and Pulse IoT Center are registered trademarks of VMware, Inc. or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective organizations.

(1)	Gartner, “Magic Quadrant for Hyperconverged Infrastructure,” John McArthur et al, 6 February 2018

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(2)	Forrester, David. K Johnson, et. al., The Forrester Wave: Enterprise Mobility Management, Q4 2017, November 30, 2017
(3)	IDC, Phil Hochmuth, IDC MarketScape: Worldwide Enterprise Mobility Management Software for Ruggedized/IoT Device Deployments 2017 Vendor Assessment, #US43159917, November 2017

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the momentum of customer interest in and expected benefits to customers of VMware products and services, the estimate of the net tax expense recognized in connection with the Tax Cuts and Jobs Act enacted on December 22, 2017 (the “Tax Act”) and the schedule of preliminary adjustments to select financial data for the first quarter of fiscal 2018 and fiscal year 2018 pursuant to the update to accounting standards related to revenue recognition set forth in ASC 606. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer, government and information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization software and cloud, end user and mobile computing industries, and new product and marketing initiatives by VMware’s competitors; (iv) VMware’s customers’ ability to transition to new products and computing strategies such as cloud computing, desktop virtualization and the software defined data center; (v) VMware’s ability to enter into and maintain strategically effective partnerships and alliances; (vi) the uncertainty of customer acceptance of emerging technology; (vii) rapid technological changes in the virtualization software and cloud, end user and mobile computing industries; (viii) changes to product and service development timelines; (ix) VMware’s relationship with Dell Technologies and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (x) VMware’s ability to protect its proprietary technology; (xi) VMware’s ability to attract and retain highly qualified employees; (xii) the ability to successfully integrate into VMware acquired companies and assets and smoothly transition services related to divested assets from VMware; (xiii) the ability of VMware to realize synergies from Dell; (xiv) disruptions resulting from key management changes; (xv) fluctuating currency exchange rates; (xvi) changes in VMware’s financial condition; (xvii) continuing analysis of the impact of the Tax Act, for which final calculations may differ materially from estimates, due to, among other things, additional analysis on the application of the tax laws and further clarification and guidance issued by the U.S. Treasury Department, the IRS and other standard-setting bodies and authorities; (xviii) our continuing evaluation of the effect that ASC 606 will have on our financial statements that may result in the final recast financial statements for the first quarter of fiscal 2018 and fiscal year 2018 differing from preliminary adjustments to select financial data for those periods presented in the attached financial statements; and (xix) potential disruptions relating to further business integrations with Dell. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Michael Thacker

VMware Global PR

mthacker@vmware.com

650-427-4454

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 2,	December 31,	February 2,	December 31,
	2018	2016	2018	2016
Revenue:
License	$1,068	$887	$3,195	$2,794
Services	1,241	1,145	4,727	4,299

Total revenue	2,309	2,032	7,922	7,093
Operating expenses(1):
Cost of license revenue	41	38	157	159
Cost of services revenue	263	237	984	894
Research and development	457	395	1,755	1,503
Sales and marketing	729	646	2,593	2,357
General and administrative	169	173	654	689
Realignment and loss on disposition	2	—	90	52

Operating income	648	543	1,689	1,439
Investment income	38	21	120	77
Interest expense	(33)	(7)	(74)	(26)
Other income (expense), net	15	(8)	66	(17)

Income before income tax	668	549	1,801	1,473
Income tax provision	1,108	108	1,231	287

Net income (loss)	$(440)	$441	$570	$1,186

Net income (loss) per weighted-average share, basic for Classes A and B	$(1.09)	$1.07	$1.40	$2.82
Net income (loss) per weighted-average share, diluted for Classes A and B	$(1.09)	$1.04	$1.38	$2.78
Weighted-average shares, basic for Classes A and B	403,383	412,118	406,738	420,520
Weighted-average shares, diluted for Classes A and B	403,383	416,512	413,368	423,994

(1) Includes stock-based compensation as follows:
Cost of license revenue	$—	$1	$2	$2
Cost of services revenue	12	14	50	52
Research and development	88	81	355	305
Sales and marketing	49	49	197	195
General and administrative	21	20	79	82

VMware, Inc.

CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)
	February 2,	February 3,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$5,971	$3,220
Short-term investments	5,682	5,173
Accounts receivable, net of allowance for doubtful accounts of $2 and $2	1,312	1,192
Due from related parties, net	532	93
Other current assets	237	173

Total current assets	13,734	9,851
Property and equipment, net	1,074	1,042
Other assets	323	249
Deferred tax assets	346	716
Intangible assets, net	548	507
Goodwill	4,597	4,032

Total assets	$20,622	$16,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15	$53
Accrued expenses and other	1,241	887
Unearned revenue	3,777	3,349

Total current liabilities	5,033	4,289
Notes payable to Dell	270	1,500
Long-term debt	3,964	—
Unearned revenue	2,473	1,991
Income tax payable	954	281
Other liabilities	152	120

Total liabilities	12,846	8,181
Contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 103,776 and 110,060	1	1
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3	3
Additional paid-in capital	844	1,843
Accumulated other comprehensive loss	(15)	(4)
Retained earnings	6,943	6,373

Total stockholders’ equity	7,776	8,216

Total liabilities and stockholders’ equity	$20,622	$16,397

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 2, 2018	December 31, 2016	February 2, 2018	December 31, 2016
Operating activities:
Net income (loss)	$(440)	$441	$570	$1,186
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	89	83	336	345
Stock-based compensation	170	165	683	636
Excess tax benefits from stock-based compensation	—	(9)	—	(15)
Deferred income taxes, net	286	16	386	(8)
Loss on disposition	1	—	82	—
(Gain) loss on disposition of assets and impairment	(13)	6	(45)	30
Gain on extinguishment of debt	—	—	(6)	—
(Gain) loss on Dell stock purchase	—	(8)	2	(8)
Other	2	1	3	(2)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(406)	(737)	(113)	(224)
Other assets	(107)	(195)	(136)	(215)
Due to/from related parties, net	(278)	(109)	(440)	(54)
Accounts payable	(75)	17	(35)	(9)
Accrued expenses and other liabilities	298	251	324	187
Income taxes payable	722	11	660	(15)
Unearned revenue	598	530	940	547

Net cash provided by operating activities	847	463	3,211	2,381

Investing activities:
Additions to property and equipment	(99)	(44)	(263)	(153)
Purchases of available-for-sale securities	(930)	(389)	(4,269)	(3,725)
Sales of available-for-sale securities	449	458	2,195	2,227
Maturities of available-for-sale securities	368	294	1,573	1,307
Purchases of strategic investments	(4)	(16)	(37)	(49)
Proceeds from disposition of assets	7	—	13	4
Business combinations, net of cash acquired	(436)	(15)	(671)	(74)
Net cash paid on disposition of a business	(5)	—	(53)	—
Increase in restricted cash	(7)	—	(6)	(2)

Net cash provided by (used in) investing activities	(657)	288	(1,518)	(465)

Financing activities:
Proceeds from issuance of common stock	18	2	122	109
Net proceeds from issuance of long-term debt	—	—	3,961	—
Repayment of notes payable to Dell	—	—	(1,225)	—
Payment to acquire non-controlling interests	—	—	—	(4)
Repurchase of common stock	(169)	(559)	(1,449)	(1,575)
Excess tax benefits from stock-based compensation	—	9	—	15
Shares repurchased for tax withholdings on vesting of restricted stock	(80)	(67)	(351)	(164)

Net cash provided by (used in) financing activities	(231)	(615)	1,058	(1,619)

Net increase (decrease) in cash and cash equivalents	(41)	136	2,751	297
Cash and cash equivalents at beginning of the period	6,012	2,654	3,220	2,493

Cash and cash equivalents at end of the period	$5,971	$2,790	$5,971	$2,790

Supplemental disclosures of cash flow information:
Cash paid for interest	$2	$8	$21	$29
Cash paid for taxes, net	89	255	177	467
Non-cash items:
Changes in capital additions, accrued but not paid	$(9)	$8	$10	$(7)
Changes in tax withholdings on vesting of restricted stock, accrued but not paid	(12)	2	(4)	3

VMware, Inc.

GROWTH IN REVENUE PLUS SEQUENTIAL CHANGE IN UNEARNED REVENUE
(in millions)
(unaudited)
Growth in Total Revenue Plus Sequential Change in Unearned Revenue
	Three Months Ended
	February 2,	December 31,
	2018	2016
Total revenue, as reported	$2,309	$2,032
Sequential change in unearned revenue(1)	603	530

Total revenue plus sequential change in unearned revenue	$2,912	$2,562

Change (%) over prior year, as reported	14%

Growth in License Revenue Plus Sequential Change in Unearned License Revenue

	Three Months Ended
	February 2,	December 31,
	2018	2016
Total license revenue, as reported	$1,068	$887
Sequential change in unearned license revenue	20	78

Total license revenue plus sequential change in unearned license revenue	$1,088	$965

Change (%) over prior year, as reported	13%

(1)  Sequential change in unearned revenue consists of the change in total unearned revenue from the preceding quarter. Total unearned revenue consists of current and non-current unearned revenue amounts presented in the consolidated balance sheets.

VMware, Inc.

SUPPLEMENTAL UNEARNED REVENUE SCHEDULE

(in millions)

(unaudited)

	February 2, 2018(1)	November 3, 2017	August 4, 2017	May 5, 2017	February 3, 2017(2)	December 31, 2016
Unearned revenue as reported:
License	$523	$503	$519	$472	$484	$503
Software maintenance	5,141	4,623	4,522	4,323	4,405	4,628
Professional services	586	521	463	440	451	493

Total unearned revenue	$6,250	$5,647	$5,504	$5,235	$5,340	$5,624

Change (%) over prior year:
License	8.0%	18.4%	14.2%	13.8%	13.1%	17.4%
Software maintenance	16.7%	10.0%	8.0%	5.3%	5.5%	10.9%
Professional services	30.1%	11.1%	(3.1)%	(3.7)%	(5.0)%	3.9%

Total unearned revenue	17.0%	10.8%	7.5%	5.2%	5.2%	10.8%

(1)	For February 2, 2018, change (%) over prior year was determined using the most comparable prior year period, February 3, 2017.
(2)	For February 3, 2017, change (%) over prior year was determined using the most comparable prior year period, December 31, 2015.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended February 2, 2018

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Related Items	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$41	—	—	(28)	—	—	$12
Cost of services revenue	$263	(12)	1	(1)	—	—	$251
Research and development	$457	(88)	—	—	(1)	—	$368
Sales and marketing	$729	(49)	(1)	(7)	1	—	$674
General and administrative	$169	(21)	—	—	(6)	—	$142
Realignment and loss on disposition	$2	—	—	—	(2)	—	$—
Operating income	$648	170	—	36	8	—	$862
Operating margin(2)	28.1%	7.4%	—%	1.6%	0.3%	—	37.3%
Other income (expense), net	$15	—	—	—	(13)	—	$2
Income before income tax	$668	170	—	36	(5)	—	$869
Income tax provision	$1,108					(929)	$178
Tax rate(2)	165.8%						20.5%
Net income (loss)	$(440)	170	—	36	(5)	929	$691
Net income (loss) per weighted-average share, diluted for Classes A and B(2) (3) (4)	$(1.09)	$0.41	$—	$0.09	$(0.01)	$2.27	$1.68

(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the U.S. Tax Cuts and Jobs Act enacted on December 22, 2017 (the “Tax Act”). Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)	GAAP net loss per weighted-average share, diluted, was based upon 403,383 diluted weighted-average shares for Classes A and B. During the three months ended February 2, 2018, VMware incurred a GAAP net loss. As a result, all potentially dilutive securities were anti-dilutive and excluded from the computation of GAAP net loss per weighted-average share, diluted.
(4)	Non-GAAP net income per weighted-average share, diluted, was calculated based upon 410,096 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended December 31, 2016

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Related Items	Gain on Share Repurchase(4)	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$38	(1)	—	(24)	—	—	—	$14
Cost of services revenue	$237	(14)	—	(1)	—	—	—	$222
Research and development	$395	(81)	—	—	—	—	—	$314
Sales and marketing	$646	(49)	(2)	(5)	—	—	—	$591
General and administrative	$173	(20)	—	—	(9)	—	—	$144
Operating income	$543	165	2	30	9	—	—	$747
Operating margin(2)	26.7%	8.1%	0.1%	1.5%	0.4%	—	—	36.8%
Other income (expense), net	$(8)	—	—	—	6	(8)	—	$(11)
Income before income tax	$549	165	2	30	15	(8)	—	$751
Income tax provision	$108						46	$154
Tax rate(2)	19.6%							20.5%
Net income	$441	165	2	30	15	(8)	(46)	$597
Net income per weighted-average share, diluted for Classes A and B(2) (3)	$1.04	$0.40	$—	$0.07	$0.04	$—	$(0.11)	$1.43

(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)	Calculated based upon 416,512 diluted weighted-average shares for Classes A and B.
(4)	In December 2016, VMware entered into a stock purchase agreement with Dell and Dell’s wholly-owned subsidiary, EMC Equity Assets LLC (“EMC”) pursuant to which VMware agreed to purchase $500 million of VMware Class A common stock from EMC. The final aggregate number of shares purchased will be determined based on a volume-weighted average price, less a contractually agreed upon discount. As of December 31, 2016, VMware had made an up-front payment of $375 million, as well as recognized a derivative asset and related $8 million gain in Other income (expense), net. The derivative asset is related to its obligation as of December 31, 2016 to repurchase $125 million of additional shares and is measured at fair value on a recurring basis. In accordance with U.S. GAAP, diluted net income per share does not include the impact of the remeasurement.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Twelve Months Ended February 2, 2018

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Related Items	Loss on Share Repurchase	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$157	(2)	—	(107)	—	—	—	$48
Cost of services revenue	$984	(50)	(1)	(2)	—	—	—	$930
Research and development	$1,755	(355)	(1)	—	(5)	—	—	$1,395
Sales and marketing	$2,593	(197)	(3)	(23)	(2)	—	—	$2,367
General and administrative	$654	(79)	(1)	—	(23)	—	—	$551
Realignment and loss on disposition	$90	—	—	—	(90)	—	—	$—
Operating income	$1,689	683	6	132	120	—	—	$2,631
Operating margin(2)	21.3%	8.6%	0.1%	1.7%	1.5%	—	—	33.2%
Other income (expense), net	$66	—	—	—	(46)	2	—	$21
Income before income tax	$1,801	683	6	132	74	2	—	$2,698
Income tax provision	$1,231						(678)	$553
Tax rate(2)	68.4%							20.5%
Net income	$570	683	6	132	74	2	678	$2,145
Net income per weighted-average share, diluted for Classes A and B(2) (3)	$1.38	$1.65	$0.02	$0.32	$0.18	$—	$1.64	$5.19

(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the Tax Act. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)	Calculated based upon 413,368 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Twelve Months Ended December 31, 2016

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Related Items	Gain on Share Repurchase(4)	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$159	(2)	—	(100)	—	—	—	—	$57
Cost of services revenue	$894	(52)	(1)	(2)	—	—	—	—	$839
Research and development	$1,503	(305)	(1)	—	—	—	—	—	$1,197
Sales and marketing	$2,357	(195)	(5)	(22)	—	—	—	—	$2,134
General and administrative	$689	(82)	(1)	(1)	—	(34)	—	—	$572
Realignment	$52	—	—	—	(52)	—	—	—	$—
Operating income	$1,439	636	8	125	52	34	—	—	$2,294
Operating margin(2)	20.3%	9.0%	0.1%	1.8%	0.7%	0.5%	—	—	32.3%
Other income (expense), net	$(17)	—	—	—	—	20	(8)	—	$(5)
Income before income tax	$1,473	636	8	125	52	54	(8)	—	$2,340
Income tax provision	$287							191	$478
Tax rate(2)	19.5%								20.4%
Net income	$1,186	636	8	125	52	54	(8)	(191)	$1,862
Net income per weighted-average share,diluted for Classes A and B(2) (3)	$2.78	$1.50	$0.02	$0.30	$0.12	$0.13	$—	$(0.45)	$4.39

(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)	Calculated based upon 423,994 diluted weighted-average shares for Classes A and B.
(4)	In December 2016, VMware entered into a stock purchase agreement with Dell and Dell’s wholly-owned subsidiary, EMC Equity Assets LLC (“EMC”) pursuant to which VMware agreed to purchase $500 million of VMware Class A common stock from EMC. The final aggregate number of shares purchased will be determined based on a volume-weighted average price, less a contractually agreed upon discount. As of December 31, 2016, VMware had made an up-front payment of $375 million, as well as recognized a derivative asset and related $8 million gain in Other income (expense), net. The derivative asset is related to its obligation as of December 31, 2016 to repurchase $125 million of additional shares and is measured at fair value on a recurring basis. In accordance with U.S. GAAP, diluted net income per share does not include the impact of the remeasurement.

VMware, Inc.

REVENUE BY TYPE

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 2, 2018	December 31, 2016	February 2, 2018	December 31, 2016
Revenue:
License	$1,068	$887	$3,195	$2,794
Services:
Software maintenance	1,076	987	4,088	3,740
Professional services	165	158	639	559

Total services	1,241	1,145	4,727	4,299

Total revenue	$2,309	$2,032	$7,922	$7,093

Percentage of revenue:
License	46.3%	43.6%	40.3%	39.4%
Services:
Software maintenance	46.6%	48.6%	51.6%	52.7%
Professional services	7.1%	7.8%	8.1%	7.9%

Total services	53.7%	56.4%	59.7%	60.6%

Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

REVENUE BY GEOGRAPHY

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 2, 2018	December 31, 2016	February 2, 2018	December 31, 2016
Revenue:
United States	$1,110	$1,001	$3,911	$3,588
International	1,199	1,031	4,011	3,505

Total revenue	$2,309	$2,032	$7,922	$7,093

Percentage of revenue:
United States	48.1%	49.3%	49.4%	50.6%
International	51.9%	50.7%	50.6%	49.4%

Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 2, 2018	December 31, 2016	February 2, 2018	December 31, 2016
GAAP cash flows from operating activities	$847	$463	$3,211	$2,381
Capital expenditures	(99)	(44)	(263)	(153)

Free cash flows	$748	$419	$2,948	$2,228

VMware, Inc.

SUPPLEMENTAL SCHEDULE OF PRELIMINARY ASC 606 ADJUSTMENTS

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

During May 2014, the Financial Accounting Standards Board issued updates to accounting standards related to revenue recognition (“ASC 606”). VMware will adopt ASC 606 using the full retrospective transition method during the first quarter of fiscal 2019. The following tables present a preliminary view of selected financial information for the first quarter of fiscal 2018 and fiscal year 2018, as adjusted under ASC 606, to provide a comparable comparison to VMware’s first quarter of fiscal 2019 and fiscal year 2019 guidance. The Company is continuing to evaluate the effect that ASC 606 will have on our consolidated financial statements, and these preliminary adjustments could differ from the final adjusted consolidated financial statements for the first quarter of fiscal 2018 and fiscal year 2018 to be disclosed in our Form 10-Q for the quarter ended May 4, 2018 and our Form 10-K for the year ended February 1, 2019.

Selected Income Statement Captions

Selected consolidated income statement captions, which reflect preliminary adjustments under ASC 606 are as follows (tables in millions):

	For the Three Months Ended May 5, 2017
	GAAP As Reported	Preliminary ASC 606 Adjustments	Non-GAAP Adjustments(1)	Preliminary Non-GAAP As Adjusted
Revenue:
License	$610	33	—	$643
Services	$1,126	6	—	$1,132
Total revenue(2)	$1,736	39	—	$1,775
Operating expenses:
Sales and marketing(3)	$586	(8)	(54)	$524
Realignment and loss on disposition	$51	13	(64)	$—
Operating income	$238	34	270	$542
Operating margin	13.7%			30.5%
Income before income tax	$258	34	273	$565
Income tax provision(4)	$26			$116
Tax rate	10.1%			20.5%
Net income	$232			$449
Net income per weighted-average share, diluted for Classes A and B(5)	$0.56			$1.08

	For the Twelve Months Ended February 2, 2018
	GAAP As Reported	Preliminary ASC 606 Adjustments	Non-GAAP Adjustments(1)	Preliminary Non-GAAP As Adjusted
Revenue:
License	$3,195	8	—	$3,203
Services	$4,727	(54)	—	$4,673
Total revenue(2)	$7,922	(46)	—	$7,876
Operating expenses:
Sales and marketing(3)	$2,593	(94)	(226)	$2,273
Realignment and loss on disposition	$90	13	(103)	$—
Operating income	$1,689	35	955	$2,679
Operating margin	21.3%			34.0%
Income before income tax	$1,801	35	910	$2,746
Income tax provision(4)	$1,231			$563
Tax rate	68.4%			20.5%
Net income	$570			$2,183
Net income per weighted-average share, diluted for Classes A and B(5)	$1.38			$5.28

(1)	Represents the aggregate non-GAAP adjustments presented in the Reconciliation of GAAP to Non-GAAP data for the three months ended May 5, 2017 and twelve months ended February 2, 2018. Non-GAAP realignment and loss on disposition was also adjusted by $13 million relating to the preliminary ASC 606 adjustment.

(2)	Under ASC 606, revenue increased during three months ended May 5, 2017 and decreased during the twelve months ended February 2, 2018, primarily due to changes in the timing of revenue recognition for license and services arrangements where revenue was previously deferred.

(3)	Under ASC 606, additional sales commission costs are deferred and are amortized over a longer duration. Adjustments to sales and marketing expense are primarily due to the increased deferral of commission costs, net of related amortization.

(4)	Adjustment to non-GAAP income tax provision reflects the non-GAAP tax rate of 20.5% applied against the preliminary ASC 606 adjustments. The non-GAAP income tax rate excludes the impact of discrete items, such as adjustments resulting from the implementation of the Tax Act. The Company is continuing to evaluate the tax impact on adjustments resulting from ASC 606 and a reasonable estimate of the impact to GAAP income tax provision cannot be made at this time.

(5)	Calculated based upon 414,018 and 413,368 diluted weighted-average shares for Classes A and B for the three months ended May 5, 2017 and twelve months ended February 2, 2018, respectively.

VMware, Inc.

SUPPLEMENTAL SCHEDULE OF PRELIMINARY ASC 606 ADJUSTMENTS (cont.)

Selected Balance Sheet Captions

Selected consolidated balance sheet captions, which reflect preliminary adjustments under ASC 606 are as follows (table in millions):

	February 2, 2018
	As Reported	Preliminary ASC 606 Adjustments	Preliminary As Adjusted
Accounts receivable, net of allowance for doubtful accounts(1)	$1,312	70	$1,382
Other current assets	$237	22	$259
Other assets(2)	$323	609	$932
Accrued expenses and other(3)	$1,241	105	$1,346
Unearned revenue(4)	$6,250	(409)	$5,841

(1)	Accounts receivable increased under ASC 606 primarily due to the recognition of unbilled receivables arising from the unconditional right to payment for licenses and services transferred.

(2)	Under ASC 606, additional sales commission costs are deferred and are amortized over a longer duration. Adjustments to other assets primarily include the unamortized portion of deferred commission costs.

(3)	Accrued expenses and other under ASC 606 includes customer prepayments related to contracts with various cancellation rights. Previously, these customer prepayments were included in unearned revenue.

(4)	Generally, revenue that was previously deferred for on-premise license sales is accelerated under ASC 606 and reduces unearned revenue. In addition, customer prepayments on contracts with various cancellation rights are included in accrued expenses and other under ASC 606, which reduces unearned revenue.

The following table summarizes preliminary unearned revenue by type, as adjusted:

	February 2, 2018
	As Reported	Preliminary ASC 606 Adjustments	Preliminary As Adjusted
Unearned revenue as reported:
License	$523	$(341)	$182
Software maintenance	5,141	(57)	5,084
Professional services	586	(11)	575

Total unearned revenue	$6,250	$(409)	$5,841

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended May 5, 2017

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Related Items	Loss on Share Repurchase	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$39	(1)	—	(26)	—	—	—	$12
Cost of services revenue	$250	(14)	(1)	(1)	(1)	—	—	$233
Research and development	$421	(82)	—	—	(3)	—	—	$337
Sales and marketing	$586	(48)	(2)	(4)	—	—	—	$531
General and administrative	$151	(18)	—	—	(5)	—	—	$128
Realignment and loss on disposition	$51	—	—	—	(51)	—	—	$—
Operating income	$238	163	3	31	60	—	—	$495
Operating margin(2)	13.7%	9.4%	0.2%	1.8%	3.5%	—	—	28.5%
Other income (expense), net	$4	—	—	—	1	2	—	$7
Income before income tax	$258	163	3	31	61	2	—	$518
Income tax provision	$26						80	$106
Tax rate(2)	10.1%							20.5%
Net income	$232	163	3	31	61	2	(80)	$412
Net income per weighted-average share, diluted for Classes A and B(2) (3)	$0.56	$0.39	$0.01	$0.08	$0.15	$—	$(0.19)	$0.99

(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.

(3)	Calculated based upon 414,018 diluted weighted-average shares for Classes A and B.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this earnings release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP income per diluted share, and free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, other than free cash flows, differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other-related items, gain or loss on share repurchase, certain litigation and other contingencies, and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate. Free cash flows differ from GAAP cash flows from operating activities with respect to the treatment of capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•	Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•	Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•	Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•	Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•	Acquisition, disposition and other-related items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other-related items when looking for a consistent basis for comparison across accounting periods. These items include:

•	Direct costs of acquisitions and dispositions, such as transaction and advisory fees.

•	Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.

•	Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments are included as other-related items.

•	Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”

•	Certain costs incurred related to Dell’s acquisition of VMware’s parent company, EMC Corporation.

•	Gain or loss on share repurchase. In December 2016, VMware entered into a stock purchase agreement with Dell and Dell’s wholly-owned subsidiary, EMC Equity Assets LLC, pursuant to which VMware agreed to purchase $500 million of VMware Class A common stock. Through December 31, 2016, VMware had purchased 4.8 million shares for $375 million, as well as recognized a derivative asset related to its obligation to repurchase $125 million of additional shares. The derivative asset was measured at fair value on a recurring basis and resulted in the recognition of gains and losses, which were recorded to other income (expense), net on the condensed consolidated statements of income. On February 15, 2017, the stock purchase agreement with Dell was completed. VMware’s management believes it is useful to exclude the mark-to-market adjustment on the derivative asset, as it is not reflective of VMware’s core business and operating results.

•	Certain litigation and other contingencies. VMware, from time to time, may incur charges or benefits that are outside of the ordinary course of VMware’s business related to litigation and other contingencies. VMware believes it is useful to exclude such charges or benefits because it does not consider such amounts to be part of the ongoing operation of VMware’s business and because of the singular nature of the claims underlying such matters.

•	Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as discrete items, such as the estimated net tax expense recognized in the fourth quarter of fiscal 2018 in connection with the enactment of the U.S. Tax Cuts and Jobs Act on December 22, 2017. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

Additionally, VMware’s management believes that the non-GAAP financial measure of free cash flows is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.

Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.